Exhibit 10.4

CHEMUNG FINANCIAL CORPORATION

DIRECTORS’ COMPENSATION PLAN

(As Amended and Restated effective January 1, 2012)

1.	PURPOSE:

The purpose of the Directors’ Compensation Plan (the “Plan”) is to enable the Chemung Financial Corporation (the “Company”) to attract and retain persons of exceptional ability to serve as directors of the Company and of Chemung Canal Trust Company (the “Bank”) and to further align the interests of directors and stockholders in enhancing the value of the common stock of the Company. The Plan was originally established to provide for the cash payment of an annual retainer and fees to non-employee directors serving on the Board of Directors of the Company and the Bank. The Plan was amended December 21, 2005 to provide (i) payment of additional compensation to each non-employee director in shares of the Company’s common stock in an amount equal to the total cash compensation earned by each non-employee director during the year for service on the Board of Directors of each of the Company and the Bank, and for each year of service thereafter, to be distributed from treasury shares on or about January 15 following the calendar year of service; and (ii) payment to the President and CEO of the Company and the Bank for his service on the Boards of Directors of the Company and the Bank in an amount equal in value to the average compensation awarded to non-employee directors who have served twelve (12) months of the previous year. The Plan is hereby further amended and restated, effective January 1, 2012, to add provisions regarding the grant price of the stock awards.

2.	DEFINITIONS:

For purposes of the Plan, the following terms shall have the following meanings:

“Annual Retainer” shall mean the annual retainer payable to a director serving on the Board of Directors of the Bank and the Company under the Company’s compensation policies for directors in effect from time to time.

“The Company Board” shall mean the Board of Directors of Chemung Financial Corporation.

“Common Stock” means the common stock of the Company.

“Fees” shall mean the amount, as determined under the Company’s compensation policies for directors in effect from time to time, payable to a director, in cash and/or in shares of the Common Stock, for attendance at meetings of the full Board of Directors of the Company and the Bank, and for each committee meeting attended. One fee is paid for attendance at meetings that serve both the Company and the Bank.

“Grant Price” means the average of the closing prices of a share of Common Stock as quoted on the applicable securities quotation service, established securities market or established national or regional exchange for each of the prior thirty trading (30) days ending on December 31st of the Year of Service.

“Payment Date” of the Annual Retainer and Fees means the date on or about January 15 following the Year of Service.

“Year of Service” means the calendar year.

3.	ADMINISTRATION:

The Company Board shall be responsible for administering the Plan. The Company Board shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Company Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Company Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Company Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Company may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Company Board upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4.	SHARES AVAILABLE:

The maximum number of shares of Common Stock that may be delivered under the Plan shall not exceed twenty thousand (20,000) per calendar year. Shares delivered under the Plan may be original issue shares, treasury shares, authorized but unissued shares or shares purchased in the open market, all as determined by the Company Board from time to time.

5.	SHARES FOR ANNUAL RETAINER AND FEES:

The total number of shares of Common Stock to be issued with respect to the Annual Retainer and Fees payable to directors serving on the Boards of the Company and the Bank shall be determined by dividing the total amount of such Annual Retainer and Fees by the Grant Price of the Common Stock. Any fractional shares shall be rounded up to the next whole share. Certificates for the shares of Common Stock payable under this Section shall be delivered as soon as practicable after the Payment Date.

6.	ADJUSTMENTS IN AUTHORIZED SHARES:

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Internal Revenue Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of shares of Common Stock which may be delivered under the Plan as may be determined to be appropriate and equitable by the Company Board, in its sole discretion, to prevent dilution or enlargement of rights.

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7.	RESALE OF SHARES:

The Company may impose such restrictions on the sale or other disposition of shares issued under this Plan as the Company Board deems necessary to comply with applicable securities laws. Certificates for shares issued under this Plan may bear such legends as the Company deems necessary to give notice of such restrictions.

8.	COMPLIANCE WITH LAW AND OTHER CONDITIONS:

No shares shall be issued under this Plan prior to compliance by the Company, to the satisfaction of its counsel, with any applicable laws. The Company shall not be obligated to (but may in its discretion) take any action under applicable federal or state securities laws (including registration or qualification of the Plan or the Common Stock) necessary for compliance therewith in order to permit the issuance of shares hereunder, except for actions (other than registration or qualification) that may be taken by the Company without unreasonable effort or expense and without the incurrence of any material exposure to liability.

9.	AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN:

The Company Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Company if and to the extent the Company Board determines that stockholder approval is necessary and appropriate. No amendment, modification or termination of the Plan shall adversely affect in any material way the payment of any Annual Retainer and Fees earned for services provided by a director(s) to the Boards of the Company and the Bank.

10.	MISCELLANEOUS:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of New York. The Plan shall be binding on the Company and any successor in interest of the Company.

IN WITNESS WHEREOF, Chemung Financial Corporation has caused this Plan to be executed by its duly authorized officer as of the day and year first above written.

CHEMUNG FINANCIAL CORPORATION

President and Chief Executive Officer

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